UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )

ZAYO GROUP HOLDINGS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

98919V105

(CUSIP Number)

December 31, 2014

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98919V105	Schedule 13G	Page 1 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital Equity Partners IV (QP), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,820,667
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,820,667
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,820,667
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 98919V105	Schedule 13G	Page 2 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital Equity Partners IV (QPCO), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,561,721
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,561,721
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,561,721
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 98919V105	Schedule 13G	Page 3 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital Employee Investors IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 158,370
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 158,370
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 158,370
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 98919V105	Schedule 13G	Page 4 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital Equity Partners III (QP), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 267,530
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 267,530
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 267,530
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 98919V105	Schedule 13G	Page 5 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital Equity Partners III (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 146,915
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 146,915
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 146,915
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 98919V105	Schedule 13G	Page 6 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital Equity Partners III (AI), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,779
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,779
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,779
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 98919V105	Schedule 13G	Page 7 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital Investors III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 66,010
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 66,010
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,010
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 98919V105	Schedule 13G	Page 8 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital Employee Investors III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,614
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,614
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,614
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 98919V105	Schedule 13G	Page 9 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital Equity Partners IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 23,382,388
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 23,382,388
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,382,388
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 98919V105	Schedule 13G	Page 10 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 23,540,758
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 23,540,758
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,540,758
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.8%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 98919V105	Schedule 13G	Page 11 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital Equity Partners (Cayman) III, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 146,915
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 146,915
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 146,915
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 98919V105	Schedule 13G	Page 12 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital Equity Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 497,848
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 497,848
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 497,848
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 98919V105	Schedule 13G	Page 13 of 21

1	NAMES OF REPORTING PERSONS Columbia Capital III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 497,848
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 497,848
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 497,848
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 98919V105	Schedule 13G	Page 14 of 21

1	NAMES OF REPORTING PERSONS James B. Fleming, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 24,038,606
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 24,038,606
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,038,606
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 98919V105	Schedule 13G	Page 15 of 21

ITEM 1. (a)	Name of Issuer:

Zayo Group Holdings, Inc. (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

1805 29th Street, Suite 2050

Boulder, CO 80301

ITEM 2. (a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Columbia Capital Equity Partners IV (QP), L.P.

Columbia Capital Equity Partners IV (QPCO), L.P.

Columbia Capital Employee Investors IV, L.P.

Columbia Capital Equity Partners III (QP), L.P.

Columbia Capital Equity Partners III (Cayman), L.P.

Columbia Capital Equity Partners III (AI), L.P.

Columbia Capital Investors III, LLC

Columbia Capital Employee Investors III, LLC

Columbia Capital Equity Partners IV, L.P.

Columbia Capital IV, LLC

Columbia Capital Equity Partners (Cayman) III, Ltd.

Columbia Capital Equity Partners III, L.P.

Columbia Capital III, LLC

James B. Fleming, Jr.

(b)	Address of Principal Business Office:

The business address of each of the Reporting Persons is 204 S. Union Street, Alexandria, VA 22314.

CUSIP No. 98919V105	Schedule 13G	Page 16 of 21

(c)	Citizenship:

Columbia Capital Equity Partners IV (QP), L.P.	Delaware
Columbia Capital Equity Partners IV (QPCO), L.P.	Delaware
Columbia Capital Employee Investors IV, L.P.	Delaware
Columbia Capital Equity Partners III (QP), L.P.	Delaware
Columbia Capital Equity Partners III (Cayman), L.P.	Cayman Islands
Columbia Capital Equity Partners III (AI), L.P.	Delaware
Columbia Capital Investors III, LLC	Delaware
Columbia Capital Employee Investors III, LLC	Delaware
Columbia Capital Equity Partners IV, L.P.	Delaware
Columbia Capital IV, LLC	Delaware
Columbia Capital Equity Partners (Cayman) III, Ltd.	Cayman Islands
Columbia Capital Equity Partners III, L.P.	Delaware
Columbia Capital III, LLC	Delaware
James B. Fleming, Jr.	United States

(d)	Title of Class of Securities:

Common stock, $0.001 par value per share (“Common Stock”).

(e)	CUSIP Number:

98919V105

ITEM 3.

Not applicable.

CUSIP No. 98919V105	Schedule 13G	Page 17 of 21

ITEM 4.	Ownership.

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of December 31, 2014, based upon 239,008,679 shares of the Issuer’s Common Stock outstanding as of November 10, 2014.

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition of	Shared power to dispose or to direct the disposition of
Columbia Capital Equity Partners IV (QP), L.P.	20,820,667	8.7%	0	20,820,667	0	20,820,667
Columbia Capital Equity Partners IV (QPCO), L.P.	2,561,721	1.1%	0	2,561,721	0	2,561,721
Columbia Capital Employee Investors IV, L.P.	158,370	0.1%	0	158,370	0	158,370
Columbia Capital Equity Partners III (QP), L.P.	267,530	0.1%	0	267,530	0	267,530
Columbia Capital Equity Partners III (Cayman), L.P.	146,915	0.1%	0	146,915	0	146,915
Columbia Capital Equity Partners III (AI), L.P.	14,779	0.0%	0	14,779	0	14,779
Columbia Capital Investors III, LLC	66,010	0.0%	0	66,010	0	66,010
Columbia Capital Employee Investors III, LLC	2,614	0.0%	0	2,614	0	2,614
Columbia Capital Equity Partners IV, L.P.	23,382,388	9.8%	0	23,382,388	0	23,382,388
Columbia Capital IV, LLC	23,540,758	9.8%	0	23,540,758	0	23,540,758
Columbia Capital Equity Partners (Cayman) III, Ltd.	146,915	0.1%	0	146,915	0	146,915
Columbia Capital Equity Partners III, L.P.	497,848	0.2%	0	497,848	0	497,848
Columbia Capital III, LLC	497,848	0.2%	0	497,848	0	497,848
James B. Fleming, Jr.	24,038,606	10.1%	0	24,038,606	0	24,038,606

Consists of (i) 20,820,667 shares held of record by Columbia Capital Equity Partners IV (QP), L.P. (“CCEP IV (QP)”); (ii) 2,561,721 shares held of record by Columbia Capital Equity Partners IV (QPCO), L.P. (“CCEP IV (QPCO)”); (iii) 158,370 shares held of record by Columbia Capital Employee Investors IV, L.P. (“CCEI IV”); (iv) 267,530 shares held of record by Columbia Capital Equity Partners III (QP), L.P. (“CCEP III (QP)”); (v) 146,915 shares held of record by Columbia Capital Equity Partners III (Cayman), L.P. (“CCEP III (Cayman)”); (vi) 14,779 shares held of record by Columbia Capital Equity Partners III (AI), L.P. (“CCEP III (AI)”); (vii) 66,010 shares held of record by Columbia Capital Investors III, LLC (“CCI III”); and (viii) 2,614 shares held of record by Columbia Capital Employee Investors III, LLC (“CCEI III”) (collectively, the “Columbia Entities”). Columbia Capital Equity Partners IV, L.P. (“CCEP IV”) is the general partner of CCEP IV (QP) and CCEP IV (QPCO). Columbia Capital IV, LLC (“CC IV”) is the general partner of CCEP IV and CCEI IV. CC IV has sole voting and investment power over the shares held directly and indirectly by the entities of which it is the general partner as described above. James B. Fleming, Jr. controls CC IV, and as a result, he exercises voting and investment control over all the shares held by CCEP IV (QP), CCEP IV (QPCO) and CCEI IV. The general partner of CCEP III (Cayman) is Columbia Capital Equity Partners (Cayman) III, Ltd. Columbia Capital Equity Partners III, L.P. (“CCEP III”) is the sole stockholder of Columbia Capital Equity Partners (Cayman) III, Ltd. and is also the managing member of CCI III and CCEI III. CCEP III is also the general partner of CCEP III (QP) and CCEP III (AI). The general partner of CCEP III is Columbia Capital III, LLC (“CCIII”). Mr. Fleming controls CCIII, and as a result, he exercises voting and investment control over all the shares held by CCEP III (QP), CCEP III (AI), CCEP III (Cayman), CCI III and CCEI III. Each of the foregoing entities and Mr. Fleming disclaims beneficial ownership of the shares held of record by the Columbia Entities.

CUSIP No. 98919V105	Schedule 13G	Page 18 of 21

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certifications.

Not applicable.

CUSIP No. 98919V105	Schedule 13G	Page 19 of 21

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2015

COLUMBIA CAPITAL EQUITY PARTNERS IV (QP), L.P.
By: Columbia Capital Equity Partners IV, L.P., its general partner
By: Columbia Capital IV, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

COLUMBIA CAPITAL EQUITY PARTNERS IV (QPCO), L.P.
By: Columbia Capital Equity Partners IV, L.P., its general partner
By: Columbia Capital IV, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

COLUMBIA CAPITAL EMPLOYEE INVESTORS IV, L.P.
By: Columbia Capital IV, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

COLUMBIA CAPITAL EQUITY PARTNERS III (QP), L.P.
By: Columbia Capital Equity Partners III, L.P., its general partner
By: Columbia Capital III, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

CUSIP No. 98919V105	Schedule 13G	Page 20 of 21

COLUMBIA CAPITAL EQUITY PARTNERS III (CAYMAN), L.P.
By: Columbia Capital Equity Partners (Cayman) III, Ltd., its general partner
By: Columbia Capital Equity Partners III, L.P., its sole shareholder
By: Columbia Capital III, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

COLUMBIA CAPITAL EQUITY PARTNERS III (AI), L.P.
By: Columbia Capital Equity Partners III, L.P., its general partner
By: Columbia Capital III, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

COLUMBIA CAPITAL INVESTORS III, LLC
By: Columbia Capital Equity Partners III, L.P., its managing member
By: Columbia Capital III, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

COLUMBIA CAPITAL EMPLOYEE INVESTORS III, LLC
By: Columbia Capital Equity Partners III, L.P., its managing member
By: Columbia Capital III, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

COLUMBIA CAPITAL EQUITY PARTNERS IV, L.P.
By: Columbia Capital IV, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

CUSIP No. 98919V105	Schedule 13G	Page 21 of 21

COLUMBIA CAPITAL IV, LLC

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

COLUMBIA CAPITAL EQUITY PARTNERS (CAYMAN) III, LTD.
By: Columbia Capital Equity Partners III, L.P., its sole shareholder
By: Columbia Capital III, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

COLUMBIA CAPITAL EQUITY PARTNERS III, L.P.
By: Columbia Capital III, LLC, its general partner

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

COLUMBIA CAPITAL III, LLC

By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	Executive Vice President

JAMES B. FLEMING, JR.

By:	/s/ James B. Fleming, Jr.

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement